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SPARTECH CORPORATION

120 S. Central Avenue, Suite 1700

Clayton, Missouri 63105-1705

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 13, 2002

DEAR FELLOW SHAREHOLDER:

I cordially invite you to attend the 2002 Annual Meeting of Shareholders of Spartech Corporation to be held at 10:00 a.m. on Wednesday, March 13, 2002, at the Pierre Laclede Center (Saint Louis Club-16th Floor), 7701 Forsyth Boulevard, Clayton, Missouri 63105 for the following purposes:

1. To elect three Class C directors to serve three-year terms.

2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the 2002 fiscal year.

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on January 14, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

After the formal business of the meeting is covered, I will give a brief update on the Company's first quarter results and then discuss in more detail our strategy for the future. This will include a review of our recently introduced "Pillars of Leadership" effort and a discussion of our ongoing "Creating Positive Change" initiative.

I look forward to seeing each of you at the meeting, so please mark your calendar for the second Wednesday in March. However, even if you are unable to attend, you can ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.

Sincerely,
/s/ Bradley B. Buechler
St. Louis, Missouri	Chairman, President, and
January 25, 2002	Chief Executive Officer

SPARTECH CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 13, 2002

To Our Shareholders:

The enclosed proxy is solicited by the Board of Directors of Spartech Corporation for use at the 2002 Annual Meeting of Shareholders of the Company. All expenses for the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. Spartech will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company's Common Stock.

The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them for the Board of Directors' nominees for director and for management proposal 2, as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.

This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about January 25, 2002. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution of the proxy will not in any way affect the shareholder's right to attend the Annual Meeting and vote in person.

A copy of Spartech's Annual Report to Shareholders for the fiscal year ended November 3, 2001 accompanies this Proxy Statement.

OUTSTANDING SHARES AND VOTING PROCEDURES

The outstanding voting securities of the Company on January 14, 2002 consisted of 26,781,552 shares of Common Stock, $0.75 par value per share, entitled to one vote per share.

With respect to proposal 1, a plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors, up to the number of directors to be elected at the meeting. With respect to proposal 2, a majority of the votes cast in person or by proxy at the Annual Meeting is required to adopt the proposal. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to stockholders, and therefore have the same effect as negative votes. Broker non-votes, however, are not counted for the purpose of determining whether a proposal has been approved.

Only shareholders of record at the close of business on January 14, 2002 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy to constitute a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. All directors hold office for a term of three years. The Class A directors will continue in office until the Annual Meeting of Shareholders in 2003, the Class B directors will continue in office until the Annual Meeting of Shareholders in 2004, and the Class C directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2005, and, in each case, until their successors are duly elected and qualified.

The Board of Directors has nominated Ralph B. Andy and Jackson W. Robinson, present directors of the Company, and Lloyd E. Campbell to be elected Class C directors of the Company. Vita International Limited and the Company's executive officers and directors have informed the Company that they intend to cast their votes, aggregating 12,809,376, "FOR" these Board nominees.

Listed below are the members of the Company's Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

Name, Age	Principal Occupation and Other Directorships	Spartech Director Since

Ralph B. Andy, 57	Mr. Andy is the Chairman and Chief Executive Officer of Pennatronics Corp. He was Chairman and Chief Executive Officer of Polycom Huntsman, Inc. from 1977 until March 1998. He currently stands for re-election.	1998

Bradley B. Buechler, 53	Mr. Buechler is the Chairman, President, and Chief Executive Officer of the Company. He is a CPA, and was Corporate Controller and Vice President-Finance of the Company from 1981 to 1984. He became Chief Operating Officer of the Company in 1985, President in 1987, Chief Executive Officer in 1991, and Chairman in March 1999. Mr. Buechler is a member of the National Board of Directors of the Society of the Plastics Industry, Inc. and also serves on several local charitable boards. His term as director expires at the 2004 Annual Meeting.	1984

Lloyd E. Campbell, 44

Mr. Campbell is the Managing Director and Group Head of the Global Private Placement Group at Rothschild, Inc. He is also a member of the firm's Investment Banking Committee. Prior to joining Rothschild in June 2001, Mr. Campbell was a Managing Director and the Head of the Private Finance Group at Credit Suisse First Boston. Mr. Campbell also serves on the board of directors of Alderwoods Group and board of trustees of Georgetown University. He is also the Chairman and Founder of Pride First Corporation, a non-profit organization dedicated to improving the scholastic achievement of young people in New York City. Mr. Campbell is being nominated as a director for a term expiringat the 2005 Annual Meeting.

		__

W.R. Clerihue, 78	Mr. Clerihue was Chairman of the Board of the Company from 1991 until March 1999. He is retired from Celanese Corporation, where he last served as Executive Vice President and Chief of Staff. Mr. Clerihue also serves on the board of directors of Reunion Industries, Inc. His term as director expires at the 2002 Annual Meeting, and he is not standing for re-election.	1990

Roy Dobson, 54	Mr. Dobson joined British Vita PLC in 1973, and he became Managing Director of their Industrials Group and was appointed to its board of directors in April 1998. His term as director expires at the 2003 Annual Meeting.	2000

Randy C. Martin, 39	Mr. Martin is the Executive Vice President and Chief Financial Officer of the Company. He is a CPA, and was with KPMG Peat Marwick from 1983 to 1995 most recently as a Senior Audit Manager. Mr. Martin became Corporate Controller of the Company in 1995 and was named Vice President and Chief Financial Officer in 1996. He became an Executive Vice President in September 2000. His term as director expires at the 2004 Annual Meeting.	2001

Calvin J. O'Connor, 49	Mr. O'Connor is a Chartered Accountant in the United Kingdom. He joined British Vita PLC in 1996 and became first a member of its board of directors and later its Finance Director. Prior to joining British Vita, he was the Group Financial Controller at Courtaulds Textiles PLC. His term as director expires at the 2004 Annual Meeting.	1998

Jackson W. Robinson, 59	Mr. Robinson is the President of Winslow Management Company, a division of Adams Harkness & Hill in Boston, having held that position since 1983. He is also a director of Jupiter Global Green Investment Trust PLC and Jupiter European Opportunities Trust PLC, and a Trustee of Suffield Academy. He currently stands for re-election.	1993

Richard B. Scherrer, 54	Mr. Scherrer has been a partner of Armstrong Teasdale LLP since 1979 and the Managing Partner of that firm since January 1998. Mr. Scherrer is a Fellow in the International Society of Barristers and is listed in The Best Lawyers In America publication. His term as director expires at the 2003 Annual Meeting.	2000

Craig A. Wolfanger, 43	Mr. Wolfanger has been Senior Managing Director - Head of Investment Banking for Parker/Hunter Incorporated since 1995 and also serves on its Board of Directors. Prior to joining Parker/Hunter, he was an investment banker with Kidder, Peabody & Co. Incorporated, Alex. Brown & Sons Incorporated and PNC Securities Corp. His term as director expires at the 2003 Annual Meeting.	2001

The Board of Directors recommends that shareholders vote "FOR" the Board of Directors' slate of nominees.

BOARD COMMITTEES AND COMPENSATION

There were five regular meetings and one special meeting of the Board during fiscal 2001. Every director attended at least 75% of the aggregate number of formal meetings of the Board and of the committees on which he served, with the exception of the designees of British Vita, who generally alternate their attendance at the formal meetings because of the time and expense related to international travel requirements.

The Board has an Audit Committee, currently consisting of Messrs. Andy, Clerihue, Robinson and Wolfanger, which met four times during fiscal 2001. The Audit Committee's function under its written Charter from the Board is to recommend the appointment of independent accountants to audit the Company's financial statements and to perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of the Company; and review the non-audit services to be performed by the independent accountants and consider the effect of such performance on the accountants' independence.

The Board has a Compensation Committee, currently consisting of Messrs. Andy, Clerihue, Dobson, O'Connor, Robinson and Scherrer, which met twice during fiscal 2001. The Compensation Committee's function is to review at least annually the compensation package for the Chief Executive Officer, and the financial terms of any other employment arrangement providing for compensation of more than $150,000 per year and approve substantially all stock option grants.

The Board has a Nominating Committee, currently consisting of Messrs. Dobson, O'Connor, Scherrer and Wolfanger, which met once during fiscal 2001. The Nominating Committee's function is to review the size and composition of the Board and review possible director candidates and recommend director nominations for presentation to shareholders. Shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Secretary of the Company. Any recommendation must include name, address, appropriate background, experience and other pertinent information on the proposed candidate and must be received in writing by November 29, 2002 for consideration by the Nominating Committee for the next Annual Meeting.

The Company pays each non-management director other than the representatives of British Vita PLC an annual fee of $27,000, and reimburses each of the directors for the expenses incurred in attending each meeting. The Company pays an annual fee of $36,000 to British Vita PLC for services provided to the Company by its directors, and Mr. Clerihue, the Company's former Chairman of the Board, receives an additional $21,000 per year for services to the Company. Each non-management director, except for the British Vita representatives, also receives $1,200 for each Board and Committee Meeting attended, except for meetings of the Special Committee described below.

During 2001, the Board formed a Special Committee, currently consisting of Messrs. Andy, Clerihue, Robinson, Scherrer and Wolfanger, whose function is to evaluate and take any necessary action in response to any proposals relating to the acquisition of control of the Company, or any proposals relating to a potential transaction involving the Company's largest shareholder, British Vita PLC. The Special Committee meets from time to time as required. Members of the Special Committee receive a fee of $2,250 per month.

Certain non-management directors have been granted options to purchase Common Stock of the Company periodically during their terms as directors. No options were granted in fiscal 1998 or 1999. On November 1, 1999 Messrs. Andy, Clerihue and Robinson were granted options for 10,000 shares each with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $28.625. On December 6, 2000 Mr. Scherrer was granted an option for 15,000 shares, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $11.19; and upon his election to the Board effective January 2, 2001 Mr. Wolfanger was granted an option for 15,000 shares, with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $20.56. On December 6, 2001 Messrs. Andy, Clerihue, Robinson, Scherrer and Wolfanger were granted options for 15,000 shares each with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $21.10, and if Mr. Campbell is elected to the Board at the Annual Meeting he will receive an option for 15,000 shares at the fair market value of the Company's Common Stock on March 13, 2002.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

To Our Shareholders:

The Compensation Committee of the Board of Directors is responsible for reviewing at least annually the compensation package for the Chief Executive Officer, and the financial terms of any other employment arrangement providing for compensation of more than $150,000 per year. Our objective is to provide compensation that is fair and equitable to both the employee and the Company, considering the employee's overall responsibilities, professional qualifications, business experience and technical expertise, and the resultant combined value of the employee to the Company's long-term performance and growth.

In establishing the compensation for the Chief Executive Officer, we consult independent published surveys and studies by compensation and benefit consulting firms. We endeavor to establish his total compensation at levels approximating the 75th percentile reported for this position for publicly-traded companies of comparable size to Spartech. His annual bonus is based on the operating results of the Company. In connection with the renewal of the Chief Executive Officer's employment contract in November 1999, we adjusted his base salary and bonus arrangement in an effort to better align such amounts with industry practices and the results of current studies. As a result, we increased the Chief Executive's base salary to $625,000 and reduced his bonus percentage to 0.9% of earnings after interest but before income taxes (previously calculated at 1.0% of earnings before interest and income taxes), subject to certain adjustments and exceptions.

The Compensation Committee periodically reviews the compensation established for each employee for whom we are responsible and approves adjustments recommended by the Chief Executive Officer to reflect changes in responsibility for various executives of the Company or economic conditions. We believe that by providing fair and equitable compensation levels, the Company will continue to attract and maintain qualified individuals who are dedicated to the long-term performance and growth of Spartech. The Compensation Committee also approves the stock options to be awarded to employees, based upon their individual performance and the economic value created by their respective operating units.

The Company maintains broadly based stock ownership guidelines for its key managers (totaling over 75 today). Under these guidelines, the Company's Chief Executive Officer is expected to hold Company Common Stock having an aggregate market value equal to four times base pay, Executive Vice Presidents three times base pay, and other key managers up to two times their base pay. Participants are expected to reach their respective goals over a four-year period beginning with the year in which they were first granted options. Unexercised stock options are not counted toward achieving these targets.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the Company's tax deduction to $1 million per year (the "Compensation Cap") for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Proxy Statement. The code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation programs, including stock option and bonus plan awards, for covered executives that will be deductible without limitation.

/s/W.R. Clerihue	/s/Ralph B. Andy	/s/Roy Dobson
Chairman

/s/Calvin J. O'Connor	/s/Jackson W. Robinson	/s/Richard B. Scherrer

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned by the Company's Chief Executive Officer and the other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for fiscal 2001.

	Annual Compensation				Long-Term
					Compensation
Name and	Fiscal			Other Annual	Options
Principal Position	Year	Salary	Bonus (1)	Compensation (2)	Granted

Bradley B. Buechler	2001	$649,038	$ -- (1)	$135,381	30,000
Chairman, President, and	2000	$637,019	$725,670	$112,064	110,000
Chief Executive Officer	1999	$405,000	$877,070	$ 74,449	37,500

George A. Abd	2001	$230,000	$200,000	$ 16,132	22,500
Executive Vice President,	2000	$207,423	$210,000	$ 33,481	9,000
Color and Specialty	1999	$200,500	$170,000	$ 33,403	6,500
Compounds

Randy C. Martin	2001	$216,828	$112,500	$ 19,305	22,500
Executive Vice President and	2000	$170,481	$125,000	$ 19,972	10,000
Chief Financial Officer	1999	$149,423	$ 90,000	$ 18,684	7,500

David G. Pocost	2001	$211,538	$107,500	$ 19,026	22,500
Executive Vice President,	2000	$165,241	$120,000	$ 18,832	10,000
Extruded Sheet and	1999	$144,375	$ 85,000	$ 18,911	7,500
Rollstock

Jeffrey D. Fisher (3)	2001	$197,788	$ 67,500	$ 18,757	15,000
Vice President and	2000	$176,346	$ 75,000	$ 17,157	--
General Counsel	1999	$ 58,558	$ 20,000	$ --	10,000

(1) Under the Company's bonus plan, discretionary bonuses are paid to all its executive officers except its Chief Executive Officer, Mr. Buechler. Mr. Buechler's bonus is determined under a formula provided in his employment agreement, which requires the Company's annual pre-tax earnings to meet a minimum threshold each year in order to entitle him to a bonus. For fiscal 2001, the Company's pre-tax earnings did not reach the minimum threshold required, however, in recognition of Mr. Buechler's performance and his continued contribution to the economic value of the Company, the Compensation Committee granted him an option for 200,000 shares on December 6, 2001 at market value. Because it was granted after the end of the fiscal year, this option is not reflected in the compensation or option table amounts for fiscal 2001.

(2) The amounts disclosed in this column for fiscal year 2001 include Company contributions to non-qualified deferred compensation arrangements on behalf of Mr. Buechler, $102,451; Mr. Abd, $15,000; Mr. Martin, $15,000; Mr. Pocost, $15,000; and Mr. Fisher, $15,000.

(3) Mr. Fisher commenced employment with the Company on July 1, 1999. Option Grants

The following table summarizes option grants made during fiscal 2001 to the executive officers named above.

Option Grants

The following table summarizes option grants made during fiscal 2001 to the executive officers named above.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year

			Exercise Price	Expiration Date
Name					5%	10%

Bradley B. Buechler	30,000 (2)	6.1%	$11.19	12/5/10	$211,120	$ 535,019
George A. Abd	13,750 (2)	2.8%	$11.19	12/5/10	$96,763	$ 245,217
	8,750 (3)	1.8%	$11.19	12/5/10	$ 61,577	$ 156,047
Randy C. Martin	13,750 (2)	2.8%	$11.19	12/5/10	$ 96,763	$ 245,217
	8,750 (3)	1.8%	$11.19	12/5/10	$ 61,577	$ 156,047
David G. Pocost	13,750 (2)	2.8%	$11.19	12/5/10	$ 96,763	$ 245,217
	8,750 (3)	1.8%	$11.19	12/5/10	$ 61,577	$ 156,047
Jeffrey D. Fisher	6,250 (2)	1.3%	$11.19	12/5/10	$ 43,983	$ 111,462
	8,750 (3)	1.8%	$11.19	12/5/10	$ 61,577	$ 156,047

(1) The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company's stock price.

(2) These represent options issued under the Restricted Stock Option Plan where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option. The options were granted at market value, vest in four equal annual installments beginning December 6, 2001 and are transferable to family members, or to other transferees with Board approval.

(3) These represent options issued under the Incentive Stock Option Plan and were granted at market value, vest in four equal annual installments beginning December 6, 2001 and are non-transferable.

Option Exercises and Outstanding Options

The following table summarizes all options exercised in fiscal 2001 and unexercised options at the end of fiscal 2001 for the executive officers named above.

			Number of Unexercised Options at Fiscal Year End (2)		Value of Unexercised "In-the-Money" Options at Fiscal Year End (1)
	Shares Acquired on Exercise
		Value Realized (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Bradley B. Buechler	180,000	$2,734,000	463,125 (3)	94,375 (5)	$3,454,156	$ 324,394

George A. Abd	__	__	34,375 (4)	28,625 (5)	$ 14,869	$ 226,806

Randy C. Martin	9,000	$ 77,375	22,625 (4)	29,375 (5)	$ 79,256	$ 227,569

David G. Pocost	12,750	$ 110,344	22,625 (4)	29,375 (5)	$ 79,256	$ 227,569

Jeffrey D. Fisher	__	__	5,000 (4)	20,000 (5)	__	$ 147,900

(1) The values represent the difference between the exercise price of the options and the price of the Company's Common Stock on the date of exercise and at fiscal year end, respectively.

(2) The Board has resolved that at no time will the total unexercised options to employees be in excess of 10% of the then outstanding common shares.

(3) These represent options issued under the Restricted Stock Option Plan where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

(4) A portion of the unexercised options were issued from the Restricted Stock Option Plan (Mr. Abd, 29,000; Mr. Martin, 11,250; Mr. Pocost, 11,250; and Mr. Fisher, 3,500) where neither the options or Common Stock acquired may be sold or otherwise disposed of for three years after the date of grant of the option.

(5) These represent the unvested portion of options granted during fiscal 1999, 2000 and 2001 which vest in four equal annual installments beginning one year after date of grant. Employment Agreements

Employment Agreements

Mr. Buechler

On November 1, 1999, the Company entered into an Amended and Restated Employment Agreement with Mr. Buechler, which modified but continued Mr. Buechler's existing employment agreement. The Agreement will continue until terminated either by the Company on three years' notice or by Mr. Buechler on one year's notice. Notice of termination may not be given before November 1, 2002, except that if a "Change of Control" (described below) occurs, Mr. Buechler may give notice of termination at any time on or after November 1, 2000. For 24 months after termination of the Agreement, Mr. Buechler may not disclose any Company trade secrets, solicit the Company's customers, business or employees, or otherwise compete directly with the Company.

The Agreement provides for compensation consisting of: (i) an annual base salary of $625,000 subject to periodic review by the Board, (ii) an annual bonus equal to 0.9% of the Company's annual earnings before income taxes, subject to certain adjustments and exceptions, (iii) a one-time stock option grant of 110,000 shares at November 1, 1999 which are in addition to options granted under previous versions of his employment agreement, and any other options which the Board may grant him in the future under the Company's stock option plans, (iv) an annual contribution to a trust maintained for Mr. Buechler commonly known as a "rabbi trust," of 15% of base salary plus the amount of premium that would be paid for term life insurance of $1,250,000, and (v) a provision that Mr. Buechler may require the Company to repurchase during any twelve-month period that the Agreement is in effect, beginning November 1, 1999, a number of shares of Company Common Stock beneficially owned by Mr. Buechler not to exceed 15% of his then-current holdings of Common Stock and currently-exercisable options, subject to certain other terms and conditions, at the average of the publicly-reported high and low sale prices of the Common Stock on the New York Stock Exchange over the three trading days prior to the sale.

If the Company terminates Mr. Buechler's employment for any reason other than "Cause" (defined below), or if Mr. Buechler terminates his employment with "Justification" (defined below) or with prior notice (as discussed above), then he will receive a cash severance benefit equal to two times his then current base salary plus the aggregate amount of the bonuses paid or earned by him in the two years before the notice of termination is given. However, if a Change of Control has occurred before the termination, the severance benefit becomes 2.95 times the sum of base salary plus one-third of the aggregate amount of bonuses paid or earned by him in the three years before the notice of termination is given. In either case, if the severance benefit and any other payments received as a result of the termination are subject to the excise tax imposed on excessive termination payments under the Internal Revenue Code, the Company will pay Mr. Buechler an additional severance amount so that he will receive the same net amount he would have received if there had been no excise tax.

The Agreement defines certain terms, as follows:

A "Change of Control" takes place if any of the following occurs: (i) the Board of Directors approves and recommends to the Company's shareholders (A) any consolidation or merger of the Company where either the Company is not the surviving corporation or the Company's shares are exchanged and the shareholders do not retain the same proportionate voting interest in the Company or its successor, (B) a sale or other transfer of all or substantially all of the Company's assets, other than to a subsidiary, or (C) the liquidation or dissolution of the Company; (ii) any person acquires a majority of the Company's voting stock; (iii) the Board of Directors approves any transaction whose purpose or likely effect is to cause the Company's Common Stock to be held by fewer than 300 persons or not to be listed on any national securities exchange; or (iv) there is a change in a majority of the Company's Board of Directors within any 24 consecutive months, unless each new director was approved by a majority of the continuing directors.

"Cause" for termination of Mr. Buechler's employment by the Company occurs only if he is convicted of a felony, or commits an act or omission (including failure to follow lawful instructions of the Board of Directors) resulting or intended to result in his personal gain at the expense of the Company's property or business. However, Mr. Buechler will not be liable merely for his bad judgment, acts or omissions done in good faith or in connection with any tender, merger offer or other restructuring proposal.

"Justification" for termination of his employment by Mr. Buechler occurs only if the Company reassigns or restricts him in a way inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President, and Chief Executive Officer or fails to pay him any salary, option or bonus within seven days after he notifies the Company that such amount is due, or otherwise adversely affects or materially reduces any other benefits or rights he has under the Agreement.

Messrs. Abd, Martin, Pocost and Fisher

The Company has also entered into a two-year employment agreement with Mr. Abd, expiring February 28, 2003, and three-year employment agreements with Mr. Martin, expiring January 1, 2003, with Mr. Pocost, expiring January 1, 2003, and with Mr. Fisher, expiring June 30, 2002. The annual base compensation under these agreements, subject to periodic review for cost of living and/or merit and other increases, is currently $250,000, $205,000, $200,000 and $190,000 for Messrs. Abd, Martin, Pocost, and Fisher respectively. In addition, the agreements with Messrs. Abd, Martin and Pocost require the Company to maintain term life insurance in the amount of $500,000 for Mr. Abd and $250,000 for Mr. Martin and

Mr. Pocost, for the employees' designated beneficiaries for the term of the agreements, all premiums thereon to be paid by the Company. The agreements also provide for annual bonuses based upon individual performance and the overall results of the Company's operations.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

Mr. Andy owns 80% of RKL Associates, L.P., which entered into a consulting agreement with the Company in connection with the Company's purchase of Polycom Huntsman, Inc. During fiscal 2001 the Company paid $62,500 under this agreement which expired in April 2001. Mr. Andy also owns 50% or less of Plastimerics, Inc., which purchased approximately $1,187,000 of products from the Company during fiscal 2001, and three other companies which provided approximately $460,000 of warehousing, trucking and recycling services to the Company during fiscal 2001. The Company's management believes that these arrangements are on terms no less favorable to the Company than those which would be obtained from unaffiliated parties.

Mr. Scherrer is the Managing Partner of Armstrong Teasdale LLP, which the Company retained as its principal outside law firm during fiscal 2001 and expects to retain through fiscal 2002.

On September 6, 2001, pursuant to the approval of the non-management members of the Board of Directors, the Company repurchased 100,000 shares of its Common Stock from Mr. Buechler at $22.62 per common share. The purchase price was the average of the publicly reported high and low sale prices of the common stock on the New York Stock Exchange over the three trading days prior to the purchase.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls, and the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgements as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, we discussed with the independent auditors the auditors' independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors' written disclosures required by Standard No. 1 of the Independence Standards Board.

We also discussed with the Company's independent auditors the overall scope and plans for their audits as well as the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the above reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 3, 2001 for filing with the Securities and Exchange Commission.

/s/W.R. Clerihue	/s/Ralph B. Andy
Chairman

/s/Jackson W. Robinson	/s/Craig A. Wolfanger

FEES PAID TO AUDITORS

During fiscal 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$ 285,000
Financial Information Systems Design and Implementation Fees
None
All Other Fees	$ 681,000

Other Fees include fees for internal audit services and tax services covering federal, state and international compliance and related consulting projects. The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

SECURITY OWNERSHIP

The table set forth below identifies the aggregate shares of Common Stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 2001 to be the beneficial owner of more than 5% of the 26,759,714 share

	Number of	Percentage of
	Common Shares	Common Shares
	Beneficially Owned (1)	Beneficially Owned
Directors and Executive Officers:
Roy Dobson / Calvin J. O'Connor	12,310,961 (2)	46.0%
Bradley B. Buechler	582,415 (3)	2.1%
Ralph B. Andy	310,261 (4)	1.2%
W.R. Clerihue	85,000 (5)	*
Jackson W. Robinson	55,000 (5)	*
David G. Pocost	44,908 (5)	*
Richard B. Scherrer	44,350 (5)	*
Randy C. Martin	43,987 (5)	*
George A. Abd	43,455 (5)	*
Craig A. Wolfanger	30,000 (5)	*
Jeffrey D. Fisher	11,554 (5)	*
Jeffrey C. Blessing	10,423 (5)	*
Phillip M. Karig	3,000 (5)	*

All Directors and Executive
Officers as a Group (14 persons)	13,575,314 (5)	49.3%

Other Beneficial Owners
In Excess of 5% of the
Common Shares Outstanding:
Vita International Limited	12,310,961 (2)	46.0%
Soudan Street
Middleton, Manchester
M24 2DB England

Notes To Security Ownership Table:

* Denotes that the percentage of common shares beneficially owned is less than 1%.

(1) Includes shares issuable upon exercise of currently exercisable options as noted for the respective owners.

(2) Messrs. Dobson and O'Connor, each a director of the Company, are also directors of Vita International Limited and directors of British Vita PLC; as such, these amounts represent Common Stock owned by Vita International Limited.

(3) Includes 470,625 shares issuable upon exercise of currently exercisable options.

(4) Includes 25,000 shares issuable upon exercise of currently exercisable options, and 285,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(5) Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Clerihue, 55,000; Mr. Robinson, 40,000; Mr. Pocost, 28,250; Mr. Scherrer, 30,000; Mr. Martin, 28,250; Mr. Abd, 40,000; Mr. Wolfanger, 30,000; Mr. Fisher, 8,750; Mr. Blessing, 8,563; Mr. Karig, 1,500 and all directors and executive officers as a group, 765,938.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares cumulative total Company shareholder return for the last five fiscal years with overall market performance, as measured by the cumulative return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

GRAPH
	11/2/96	11/1/97	10/31/98	10/30/99	10/28/00	11/3/01	CAGR*

Spartech Stock Price	$11.00	$15.88	$18.00	$28.63	$13.00	$21.05	15.6%

Assumed $100 Investment:
SPARTECH CORPORATION	$100	$146	$168	$271	$124	$206	15.6%
S&P 500	$100	$130	$156	$194	$196	$154	9.1%
S&P Specialty Chemicals Index	$100	$112	$ 99	$100	$ 81	$ 80	(4.4)%

* - Compound annual growth rate

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

In December 2001, the Board of Directors of the Company, on the recommendation of the Audit Committee, appointed Arthur Andersen LLP as independent auditors of the Company for fiscal 2002. The Board proposes that the shareholders ratify at this Annual Meeting the appointment of Arthur Andersen LLP as independent auditors for fiscal 2002. Arthur Andersen LLP has served as the Company's independent auditors since fiscal 1986. The Company has had no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the appointment, the Board will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the Company's and its shareholders' best interests.

Arthur Andersen LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR this proposal.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than management intend to present at the meeting. Should any other matter requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended November 3, 2001.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended for inclusion in the Company's proxy statement for the 2003 Annual Meeting must be received by the Company no later than September 20, 2002. In addition, if a shareholder fails to notify the Company on or before December 4, 2002 of a proposal which such shareholder intends to present at the Company's 2003 Annual Meeting other than through inclusion of such proposal in the Company's proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated.

By Order of the Board of Directors

/s/Jeffrey D. Fisher
January 25, 2002	Secretary

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH ITEM.

Please mark you votes as indicated in this example [X]

Item 1 - Election of Directors

Election of three Class C Directors to serve until the 2005 Annual Meeting.

NOMINEES: Ralph B. Andy, Jackson W. Robinson and Lloyd E. Campbell

FOR all the nominees listed above []

WITHHOLD AUTHORITY []

to vote for all the nominees listed above

WITHHOLD AUTHORITY []

to vote for the nominee(s) that have a line through the name above

Item 2 - Ratify Independent

Auditors

FOR []

AGAINST []

ABSTAIN []

Item 3 - Transact Other Business

The proxies are authorized to vote, in their discretion, upon such other business as properly may come before the

Annual Meeting.

AUTHORITY GRANTED []

AUTHORITY WITHHELD []

Dated: _____________________2002

_______________________________

(Signature)

_______________________________

(Signature if held jointly)

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

SPARTECH CORPORATION PROXY

2002 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints W.R. Clerihue and Bradley B. Buechler, and each of them with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Spartech Corporation ("the Company") to be held at the Pierre Laclede Center (Saint Louis Club-16th Floor) 7701 Forsyth Boulevard, Clayton Missouri 63105, on Wednesday, March 13, 2002, commencing at 10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated January 25, 2002.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued on the reverse side)